UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  July 23, 2007

BEACON POWER CORPORATION
(Exact Name of Registrant as Specified in Charter)

DELAWARE	000-31973	04-3372365
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

234 BALLARDVALE STREET
WILMINGTON, MA		01887
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: 978-694-9121

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 7.01 Regulation FD Disclosure

On July 23, 2007, Beacon Power Corporation (the “Company”) entered into a real property lease with GFI Tyngsboro, LLC, as landlord (the “Landlord”), for approximately 103,000 square feet at the premises located at 65 Middlesex Road, Tyngsborough, Middlesex County, Massachusetts for a term of approximately seven years. As part of the lease agreement, the Company issued to the Landlord 150,000 shares of the Company’s common stock and a warrant for 500,000 shares, exercisable at the closing price of the Company’s stock on the date of issuance. In return, the Landlord agreed to reduce the Company’s cash payment requirements under the lease by an amount that is at least equal to the fair market value of the shares and warrant issued to the Landlord. A copy of the lease is filed herewith as Exhibit 10.1.

Item 3.02 Unregistered Sales of Equity Securities.

On July 23, 2007, the Company issued, as partial consideration for the above lease, 150,000 shares of its common stock, par value $0.01 per share, and a warrant to purchase up to 500,000 shares of its common stock to the Landlord. The warrant is immediately exercisable, expires on the seventh anniversary of the issuance date of the warrant, and has an exercise price equal to the closing price of the common stock on the NASDAQ Capital Market on the date of issuance. The shares of common stock and warrant were issued pursuant to Section 4(2) of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder based on certain representations and warranties made to the Company. The Company has agreed to file, within 30 days (subject to adjustment) after the date of the lease, a registration statement to register the 150,000 shares of common stock that it issued to the Landlord.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

10.1	Lease dated as of July 23, 2007 between Beacon Power Corporation and GFI Tyngsboro, LLC

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEACON POWER CORPORATION\

Date: July 23, 2007	By:	/s/ James M. Spiezio
Name: James M. Spiezio
Title: Chief Financial Officer

Exhibit Index

Exhibit No.	Description

10.1	Lease dated as of July 23, 2007 between Beacon Power Corporation and GFI Tyngsboro, LLC